Exhibit  99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY
REPORTS SOLID GROWTH IN EARNINGS AND CUSTOMERS FOR THE FIRST QUARTER 2010

EDINBURG, VA, (May 5, 2010) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announces financial and operating results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights

Highlights for the quarter include:

•	Revenue of $41.5 million, an increase of 3.5% from first quarter 2009
•	Net income from continuing operations of $6.6 million, an increase of 6.7% from first quarter 2009
•	PCS net subscriber additions of 1,708, an increase of 7.3% from the first quarter of 2009
•	Total PCS subscribers of 224,526, up 5% from March 31, 2009
•	Added 1,172 cable segment RGUs during the first quarter of 2010
•	Completed additional upgrades in the recently acquired cable territories, with 68% of the homes passed now served by upgraded systems, and initiated voice service rollout in selected upgraded systems

May 5, 2010
News Release

President and CEO, Christopher E. French commented, “We experienced growth across all operating segments despite the continuation of challenging economic conditions.  We are seeing gains in customers and revenues in each of our segments.  In the acquired cable systems, we have completed upgrades in many markets and are beginning to see positive results in customer additions.”

Consolidated First Quarter Results

For the quarter ended March 31, 2010, net income from continuing operations was $6.6 million compared to $6.2 million in first quarter 2009.  Growth in wireless customers generated a 5% increase in Wireless segment operating revenues and a 4.4% increase in segment net income, while 2% growth in Wireline segment revenues and lower depreciation expense resulted in a 5.3% increase in Wireline segment net income.  The first quarter of 2010 included an after-tax loss of $1.3 million from the cable operations acquired in December 2008, compared to a loss of $0.6 million in the first quarter of 2009.  The Company expected these operations to incur losses during the time required to complete the network upgrades and increase market penetration.  The increase in the Cable segment loss was offset by improvements in investment returns and other gains, as well as lower expenses, in our Other segment.

The Company’s total revenues for first quarter 2010 were $41.5 million, compared to $40.1 million for the same quarter in 2009, an increase of 3.5%.  The increase in revenues is primarily a result of higher revenues in our PCS unit.  The increase in PCS revenues is a result of an increase in average PCS subscribers of 5%.  First quarter operating expenses increased to $30.0 million in 2010 from $28.1 million in 2009.  The increase in operating expenses results from costs associated with the new cable operations, improvements and expansion of our PCS and fiber optic networks, and associated depreciation.

May 5, 2010
News Release

Wireless Segment

The Company continued to experience strong growth in its wireless segment, adding 1,708 net retail customers during the first quarter of 2010, compared to 1,592 net customers added during the first quarter of 2009.  The Company’s Sprint Nextel wireless customer count at March 31, 2010 was 224,526, a 5.3% increase from March 31, 2009.  The Company’s first quarter churn was 1.91%, compared to 1.99% in fourth quarter 2009 and 2.15% in first quarter 2009.

First quarter operating income was $11.0 million, up $0.3 million from the first quarter of 2009.  Revenue increased $1.4 million, while operating expenses increased $1.1 million.  Revenues increased as a result of a 5.4% increase in average customers, and a decrease of 5.3% in the write-offs and customer credits and adjustments we consider an offset to revenue.  The increase in operating expenses resulted from increased network costs due to rent for additional tower and co-location sites, power and backhaul line costs, as well as depreciation expense on new towers and equipment placed in service over the past twelve months.

Wireline Segment

Net operating income of the wireline operations for first quarter 2010 was $3.5 million, an increase of $0.1 million from the comparable 2009 period, primarily due to revenue from the acquisition of 935 access lines of the North River Telephone Cooperative, offset in part by a decrease in directory advertising revenues.  The upgrade for 100% DSL capability for the telephone system in northwestern Augusta County, Virginia, acquired in November 2009, has now been completed.  Wireline segment DSL customers grew by 492 or 4.5% since the previous year end and by 1,320 or 13% since March 31, 2009.  Access lines at March 31, 2010, were 24,241 a decrease of 117 from the previous year-end, and an increase of 239 since the end of the first quarter of 2009.

May 5, 2010
News Release

Cable TV Update

The Company acquired cable assets and subscribers in West Virginia and Alleghany County, Virginia on December 1, 2008.  Through December 31, 2009, the Company had upgraded networks passing 64% of homes passed in the acquired service areas, and as of March 31, 2010, that percentage has increased to 68%.  The Company expects to have all homes passed upgraded by the third quarter of 2010.  In the first quarter of 2010, revenue generating units (the sum of voice, data and video subscribers) increased by 1,172 after increasing by 935 in the fourth quarter of 2009 (excluding the impact of the sale of approximately 1,754 revenue generating units).  Operating revenues in the first quarter of 2010 increased by $39 thousand, while operating expenses increased by $1.1 million, including increases of $0.3 million of depreciation expense for upgraded systems, $0.3 million in commissions and marketing costs to sign up new customers, $0.2 million in costs related to service upgrades, and $0.2 million in on-going maintenance and repair work in those systems that have not been upgraded.

Other Information

The Company’s first quarter 2010 capital expenditures were $9.6 million, up slightly from $9.1 million in first quarter 2009.  Capital expenditures related primarily to upgrading the acquired cable networks and spending to complete the expansion of our PCS network coverage and footprint.

May 5, 2010
News Release

Cash and cash equivalents as of March 31, 2010 were $18.2 million, up from $12.1 million at December 31, 2009.  The Company made scheduled repayments against debt facilities of $1.1 million during the first quarter.  At March 31, 2010, the debt/equity ratio was 0.17 and debt as a percent of total assets was 12%.  The amount available to the Company through its delayed draw term loan facility was $32.3 million as of March 31, 2010.  The Company continues to progress towards completing the sale of its Converged Services operations.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries.  The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.”  The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

Teleconference Information:
Thursday, May 6, 2010, 10:00 A. M. (ET)
Domestic Dial in number: 1-888-695-7639
International Dial in number: 1-970-315-0482
Audio webcast:  www.shentel.com

This release contains forward-looking statements that are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors.  A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC.  Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

May 5, 2010
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	March 31, 2010	December 31, 2009

Cash and cash equivalents	$18,198	$12,054
Other current assets	36,864	40,581
Investments	8,683	8,705

Property, plant and equipment	390,961	382,227
Less accumulated depreciation and amortization	187,513	179,925
Net property, plant and equipment	203,448	202,302

Other assets, net	7,944	8,083
Total assets	$275,137	$271,725

Current liabilities, exclusive of current maturities of long-term debt of $5,588 and $4,561, respectively	$17,399	$20,067
Long-term debt, including current maturities	31,836	32,960
Total other liabilities	42,691	43,026
Total shareholders' equity	183,211	175,672
Total liabilities and shareholders' equity	$275,137	$271,725

May 5, 2010
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended March 31,
	2010	2009

Revenues	$41,518	$40,102

Cost of goods and services	13,918	12,693
Selling, general and administrative	7,773	7,543
Depreciation & amortization	8,327	7,854
Operating expenses	30,018	28,090
Operating income	11,500	12,012

Interest expense	(310)	(531)
Other income (expense), net	20	(460)
Income from continuing operations before income taxes	11,210	11,021
Income tax expense	4,641	4,864
Net income from continuing operations	$6,569	$6,157
Earnings (loss) from discontinued operations, net of taxes	185	(10,369)
Net income (loss)	$6,754	$(4,212)

Basic and diluted income (loss) per share:
Net income from continuing operations	$0.28	$0.26
Earnings (loss) from discontinued operations	0.01	(0.44)
Net income	$0.29	$(0.18)

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